Exhibit 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to incorporation by reference in the registration statement on Form S-3 of Computer Task Group, Incorporated of our report dated January 31, 1997 relating to the consolidated balance sheets of Computer Task Group, Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, which report appears in the 1996 Annual Report to Shareholders of Computer Task Group, Incorporated, which is incorporated by reference in Computer Task Group, Incorporated's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to incorporation by reference of our report on the Financial Statement Schedule, which appears on page IV-3 in the Annual Report on Form 10-K and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG Peat Marwick LLP

Buffalo, New York
December 24, 1997